EXHIBIT 99.9

      PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: John D. Milton, Jr.
 	 Chief Financial Officer   904/858-9164

-------------------------------------------------

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES
RESULTS FOR THE FIRST QUARTER ENDED DECEMBER 31,
2012.

Jacksonville, Florida; February 6, 2013 - Patriot
Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $3,123,000 or $.33 per diluted share in the first quarter of fiscal 2013, an increase of $999,000 or 47.0% compared to net income of $2,124,000 or $.23 per diluted share in the same period last year.

First Quarter Operating Results. For the first quarter of fiscal 2013, consolidated revenues were $33,057,000, an increase of $2,698,000 or
8.9% over the same quarter last year.

Transportation segment revenues were $26,639,000 in the first quarter of 2013, an increase of $1,798,000 over the same quarter last year.
Revenue miles in the current quarter were up 3.4% compared to the first quarter of fiscal 2012 due to business growth. Revenue per mile increased
3.8% over the same quarter last year due to rate increases and higher fuel surcharges. Fuel surcharge revenue increased $123,000 due to higher fuel costs partially offset by changes to certain customer rates to incorporate fuel surcharges into base rates. The average price paid per gallon of diesel fuel increased by $.17 or 4.7% over the same quarter in fiscal 2012.
There is a time lag between changes in fuel prices and surcharges and often fuel costs change more rapidly than the market indexes used to determine fuel surcharges. Excluding fuel surcharges, revenue per mile increased 4.6% over the same quarter last year.

Mining royalty land segment revenues for the first quarter of fiscal 2013 were $1,331,000, an increase of $354,000 or 36.2% over the same quarter last year due to new property royalties and higher tons mined.

Developed property rentals segment revenues for the first quarter of fiscal 2013 were $5,087,000, an increase of $546,000 or 12.0% due to higher occupancy. Occupancy at December 31, 2012 was
86.2% as compared to 82.8% at December 31, 2011.

Consolidated operating profit was $4,408,000 in the first quarter of fiscal 2013, an increase of $1,194,000 or 37.1% compared to $3,214,000 in the same period last year. Operating profit in the transportation segment increased $354,000 or
24.5% due to incremental profits on increased revenue, higher gains on equipment sales and lower than expected health insurance claims partially offset by increased vehicle repairs costs, increased site maintenance, and increased sales, general and administrative expenses.
Operating profit in the mining royalty land segment increased $339,000 or 49.6% due to new property royalties partially offset by increased corporate expense allocation. Operating profit in the Developed property rentals segment increased
$472,000 or 34.2% due to higher occupancy and lower professional fees partially offset by higher health insurance claims allocation. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of $263,000 in the first quarter of fiscal 2013, a decrease of $29,000 compared to the same period last year.

                  Continued

200 W. Forsyth St., 7th Fl./Jacksonville, Florida
               32202/(904) 858-9164


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Gain on investment land sold for the first quarter
of fiscal 2013 included a gain on the sale of the developed property rentals Commonwealth property of $1,116,000 before income taxes. The book value of the property was $723,000.

Interest expense decreased $376,000 over the same quarter last year due to higher capitalized interest and declining mortgage principal balance. The amount of interest capitalized on real estate projects under development was $297,000 higher than the same quarter in fiscal 2012 primarily due to resumed development of Patriot Business Park in April 2012.

Summary and Outlook. Transportation segment miles for this year were 3.4% higher than last year. The Company continues to succeed in adding drivers and customers and anticipates increasing segment miles during fiscal 2013.

Developed property rentals occupancy has increased from 82.8% to 86.2% over December 31, 2011 as the market for new tenants has improved and traffic for vacant space has increased. Occupancy at December 31, 2012 and 2011 included 25,660 square feet or .9% and 104,226 square feet or 3.4% respectively for temporary storage under a less than full market lease rate. The Company resumed development of Patriot Business Park effective
April 1, 2012 due to two recent developments. On
February 15, 2012, the Company signed an agreement to sell 15.18 acres of land at the site for a purchase price of $4,774,577 which would result in a profit on the sale if completed. The Company also entered into a build to suit lease signed
April 2, 2012, for a 117,600 square foot building which is substantially completed and occupancy is anticipated during the quarter ending March
31, 2013.

Conference Call.   The Company will also host a
conference call at 2:00 p.m. (EST) on February 6, 2013. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-353-6469 (pass code 97452) within the United States. International callers may dial
1-334-323-7225 (pass code 97452).  Computer audio
is available via the Internet through the Conference
America, Inc. website at http://64.202.98.81/ conferenceamerica or via the Company's website at http://www.patriottrans.com. If using the
Company's website, click on the Investor Relations tab, then select Patriot Transportation Holding, Inc. Conference Stream, next select the appropriate link for the current conference. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 877-919-4059, international callers dial 334-323-7226. The passcode of the audio replay is 90016571. Replay options: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs;
risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses.
The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a
Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.

                  Continued


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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF INCOME (unaudited)
      (In thousands except per share amounts)


                                     Three Months
                                         Ended
                                     December 31
                                     -----------

                                   2012       2011
                                   ----       ----


Revenues:
  Transportation                 $26,639    24,841
  Mining royalty land              1,331       977
  Developed property rentals       5,087     4,541
                                 -------    ------
Total revenues                    33,057    30,359

Operating profit:
  Transportation                   1,797     1,443
  Mining royalty land              1,023       684
  Developed property rentals       1,851     1,379
  Unallocated corporate             (263)     (292)
                                  -------    ------
 Total operating profit            4,408     3,214

Gain on termination of sale contract   -     1,039
Gain on investment land sold       1,116         -
Interest income and other             32         9
Equity in loss of joint venture       (8)       (7)
Interest expense                    (428)     (804)
                                  -------    ------

Income before income taxes          5,120     3,451
Provision for income taxes         (1,997)   (1,326)
                                  --------   -------
Income from continuing operations   3,123     2,125

Loss from discontinued
 operations, net                         -       (1)
                                   -------   -------

Net income                       $  3,123     2,124
                                 =========   =======

Comprehensive income             $  3,123     2,124
                                 =========   ======

Earnings per common share:
 Income from continuing operations -
  Basic                          $    .33       .23
  Diluted                        $    .33       .23
 Discontinued operations -
  Basic                          $      -         -
  Diluted                        $      -         -

Net income - basic               $    .33       .23
Net income - diluted             $    .33       .23

Number of shares (in thousands)
  used in computing:
  -basic earnings per common
     share                          9,452     9,290
  -diluted earnings per common
     share                          9,549     9,422

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